Exhibit 99.1

Company Contacts: Scott Settersten Chief Financial Officer (630) 410-4807

Laurel Lefebvre Vice President, Investor Relations (630) 410-5230

ULTA BEAUTY NAMES MARY DILLON CHIEF EXECUTIVE OFFICER

BOLINGBROOK, Ill. – (BUSINESS WIRE) – June 24, 2013 – Ulta Beauty (NASDAQ:ULTA), today announced that its Board of Directors has unanimously appointed Mary Dillon as Chief Executive Officer and a member of the Board of Directors, effective July 1, 2013. Interim Chief Executive Officer Dennis Eck will step down from his role at that time.

“After conducting a thorough and robust search process, the Board believes that Mary is the ideal person to lead Ulta Beauty as we enter our next phase of growth,” said Dennis Eck, Interim Chief Executive Officer of Ulta Beauty. “Mary brings strategic vision, a rich consumer marketing background, strong operational experience, and a passion for the customer. Her experience with developing national brands, her expertise in the digital world, and her track record in building strong teams will all be important assets for Ulta Beauty. After spending the last several months working closely with the management team, I am certain that Mary will be an excellent cultural fit for the organization and lead Ulta Beauty to the next level.”

“With nearly three decades of experience leading consumer-driven businesses, Mary has the necessary leadership skills, experience as a public company CEO, and keen understanding of how to execute a successful digital strategy that will complement Ulta Beauty’s talented team to drive continued growth and success,” said Ken Stevens, Ulta Beauty’s Non-Executive Chairman of the Board.

Dillon, 52, joins Ulta Beauty from U.S. Cellular, where she served as President and Chief Executive Officer and a Director since June 2010. At U.S. Cellular, a $4 billion national wireless carrier with operations in 26 states, 5.1 million customers and a network of 1,300 stores, Dillon led the company to develop new channels of distribution and revenue initiatives, implement an omni-channel strategy, and strengthen e-commerce platforms. By delivering an excellent wireless experience through an array of industry-first initiatives that reward loyalty and inspire customer advocacy, Dillon and her team were instrumental in creating an exceptional customer experience that was recognized by several leading consumer ratings organizations. During her tenure, she drove improvements in marketing execution, created an innovation process, and strengthened relationships with key vendors to deliver more competitive offerings and launches.

“I am delighted to be joining a company with such a strong track record and tremendous growth opportunities and am excited to be part of the dynamic beauty industry,” said Dillon. “Ulta Beauty has set itself apart in the industry – it has always placed a real premium on the customer experience while simultaneously innovating and adapting to changes in the market. The Company is well positioned for the future and I look forward to working closely with Ulta Beauty’s excellent leadership team and 16,000 dedicated associates to build on its proven growth strategies.”

About Mary Dillon

Dillon joins Ulta Beauty from U.S. Cellular, where she served as President and Chief Executive Officer and a Director since June 2010. From 2005 to 2010, Dillon served as Global Chief Marketing Officer and Executive Vice President for McDonald’s Corporation. Prior to joining McDonald’s, Dillon was an executive at PepsiCo, where she held various positions of increasing responsibility, including President of the Quaker Foods division. Additionally, Dillon served as a member of the Board of Directors for Target Corporation since 2007, and served as Chair and Executive Committee member for CTIA – The Wireless Association. Dillon received a bachelor of science in Marketing and Asian Studies from the University of Illinois at Chicago.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of May 4, 2013, Ulta operates 576 retail stores across 46 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy;

changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.